c/o Atlantic Fund Services P.O. Box 588 Portland, ME 04112
PLEASE REVIEW CAREFULLY
IMPORTANT NOTIFICATION
 LIQUIDATION OF THE FUND.
May 23, 2016
Dear Pine Grove Alternative Fund Shareholder:
We are writing to inform you of important dates relating to a tender offer by Pine Grove Alternative Fund (the "Fund") to repurchase shares of beneficial interest in the Fund ("Shares") from shareholders of the Fund.
ON MAY 11, 2016, THE BOARD OF TRUSTEES OF THE FUND APPROVED A PLAN OF LIQUIDATION AND DISSOLUTION (THE "PLAN"). IN CONNECTION WITH THE LIQUIDATION OF THE FUND, THE BOARD HAS AUTHORIZED A FINAL TENDER WHEREIN THE FUND WILL OFFER TO REPURCHASE ANY OUTSTANDING SHARES IN EXCHANGE FOR CASH.  THE FINAL TENDER OFFER IS EXPECTED TO COMMENCE ON MAY 23, 2016, WITH A VALUATION DATE OF SEPTEMBER 30, 2016.  SHORTLY AFTER SEPTEMBER 30, 2016, THE FUND INTENDS TO MAKE AN IN-KIND DISTRIBUTION TO ANY REMAINING SHAREHOLDERS OF THE FUND'S ASSETS, WHICH ARE EXPECTED TO CONSIST ENTIRELY OF A NEW CLASS OF SHARES OF BENEFICIAL INTEREST OF THE PINE GROVE ALTERNATIVE INSTITUTIONAL FUND (THE "MASTER FUND") WITH THE SAME FEE STRUCTURE AS THE FUND.
FOLLOWING THE VALUATION DATE, THE FUND DOES NOT INTEND TO MAKE ANY FURTHER REPURCHASE OFFERS. SHAREHOLDERS WHO DO NOT PARTICIPATE IN THIS OFFER WILL RECEIVE A DISTRIBUTION IN-KIND OF THE FUND'S REMAINING ASSETS, WHICH IS EXPECTED TO CONSIST ENTIRELY OF SHARES OF THE MASTER FUND.
AFTER THE EXPIRATION OF THE OFFER AND THE DISTRIBUTION IN-KIND OF SHARES OF BENEFICIAL INTEREST IN THE MASTER FUND, THE FUND INTENDS TO PROMPTLY DEREGISTER UNDER THE INVESTMENT COMPANY ACT OF 1940 (THE

"1940 ACT"). THE FUND IS OFFERING TO REPURCHASE SHARES IN AN AMOUNT UP TO THE TOTAL NET ASSET VALUE OF THE FUND, AS SET OUT BELOW. REMAINING SHAREHOLDERS WHO TO DO NOT TENDER THEIR SHARES FOR REPURCHASE WILL BECOME SHAREHOLDERS OF THE MASTER FUND AND CONTINUE TO BE SUBJECT TO ANY GAINS OR LOSSES IN THE MASTER FUND'S PORTFOLIO.
THE BOARD OF TRUSTEES AND THE INVESTMENT ADVISER URGE ALL MEMBERS TO CAREFULLY CONSIDER THE OFFER ON THE BASIS OF THE ABOVE CONSIDERATIONS AND RECOMMEND THAT THEY PARTICIPATE IN THE OFFER IF THEY WOULD LIKE TO LIQUIDATE THEIR INVESTMENT IN THE FUND AT THE PRESENT TIME AND DO NOT WISH RECEIVE AN IN-KIND DISTRIBUTION OF SHARES IN THE MASTER FUND.
Special Note for Shareholders Invested Through Traditional IRAs and Similar Accounts[1]
Federal income tax rules may require you, under certain circumstances, to take "required minimum distributions" (or RMDs) from one or more of your IRAs or similar accounts every year. Affected Shareholders seeking RMDs by participating in the Fund's tender offers must heed established tender offer deadlines and cannot expect extensions or exceptions. The deadlines apply to all Shareholders. Please plan accordingly.

The tender offer period will begin on May 23, 2016. While tenders of Shares may be withdrawn until 12:00 midnight, Eastern Time, on August 31, 2016, tenders of Shares must be submitted no later than June 22, 2016. THE FUND IS MAKING THIS OFFER IN ORDER TO PROVIDE SHAREHOLDERS WITH AN OPPORTUNITY TO HAVE THEIR INTEREST REPURCHASED WITHOUT BECOMING SHAREHOLDERS OF THE MASTER FUND. Shares may be presented to the Fund for purchase only by tendering them during one of the Fund's announced tender offers.
Should you wish to tender any of your Shares for purchase by the Fund during this tender offer period please complete and return the enclosed Letter of Transmittal by no later than June 22, 2016. If you do not wish to sell your Shares, simply disregard this notice.
SHAREHOLDERS WHO DO NOT PARTICIPATE IN THIS OFFER WILL RECEIVE A DISTRIBUTION IN-KIND OF THE FUND'S REMAINING ASSETS, WHICH IS EXPECTED TO CONSIST ENTIRELY OF SHARES OF THE MASTER FUND.
All tenders of Shares must be received by the Fund, either by mail, fax, or via e-mail in good order no later than June 22, 2016.
If we may be of further assistance, please contact us by calling one of our dedicated account representatives at (855) 699-3103, Monday through Friday (except holidays), from 8:00 a.m. to 6:00 p.m., Eastern Time or by e-mail at pinegrove.ta@atlanticfundservices.com

1    The Fund does not render advice on tax and tax accounting matters to clients. This material was not intended or written to be used, and it cannot be used, with any taxpayer for the purpose of avoiding penalties which may be imposed on the taxpayer under U.S. federal tax laws. Federal and state tax laws are complex and constantly changing. You should always consult your legal or tax advisor for information concerning your individual situation.

Sincerely,
Pine Grove Alternative Fund